Exhibit 23

John T. Boyd Company
Mining and Geological Consultants

October 19, 2009

We hereby consent to the references to our firm, in the context in which they appear, and to our resource estimates as of December 31, 2005 and June 30, 2007, included in the Annual Report on Form 10-K of Songzai International Holding Group, Inc. for the fiscal year ended December 31, 2008. We also hereby consent to the incorporation by reference of the references to our firm, in the context in which they appear, to our resource estimates as of December 31, 2005 and June 30, 2007, in accordance with the requirements of the Securities Act of 1933, as amended.

Respectfully Submitted,

JOHN T.  BOYD COMPANY

/s/ John T. Boyd

By:  John T. Boyd II
President & Chief Executive Officer